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                                                                    EXHIBIT 99.2

                         UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


IN RE:                  :       CHAPTER 11
                        :
USG CORPORATION,        :       JOINTLY ADMINISTERED
A DELAWARE CORPORATION, :       CASE NO. 01-2094 (RJN)
ET AL.(1)               :
                        :
    DEBTORS.            :
                        :       MEMORANDUM OPINION
                        :            AND ORDER
                        :
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         This document constitutes the Memorandum Opinion and Order of the
Court. On November 27, 2001, pursuant to the provisions of 28 U.S.C. ss.292(b), the Honorable Alfred M. Wolin was designated and assigned to hold court in the District of Delaware to complete unfinished business in a number of bankruptcy cases. These cases carry with them an enormous volume of known and unknown asbestos claims. In one of these cases, the above-captioned In re USG Corp., Case No. 01-2094, the debtor (hereinafter "USG") has applied for certain case management initiatives in the form of a case management order directed towards estimation hearings of the approximately 190,000 asbestos personal injury claims pending against it pursuant to 11 U.S.C. ss.502(c).



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         (1) The Debtors are the following 11 entities: USG Corporation, United
States Gypsum Company, USG Interiors Inc., USG Interiors International, Inc., L&W Supply Corporation, Beadex Manufacturing, LLC, B-R Pipeline Company, La Mirada Products Co., Inc., USG Industries, Inc., USG Pipeline Company and Stocking Specialists, Inc.



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         The salient point of the debtors' proposal is that they would be permitted to challenge the validity of the claims against them in the context of the estimation hearing.

         USG contends that it possesses substantive defenses to many of the asbestos claims against it and to many of the asbestos claims anticipated to be made in the future. The Court is sensitive to the concerns behind the debtors' position. Much has been written about the so-called "unimpaired" claimants, those who have been exposed to asbestos and may bear clinically verifiable signs of that exposure, but who currently exhibit no outward symptoms interfering with the quality of their lives. With a finite amount of money available to pay claims, competition for payment is more than an academic question. That shareholders' equity may be extinguished to compensate those whom they believe suffered no tangible harm is a bitter corporate pill to swallow.

         The Asbestos Claimants' Committee ("ACC"), and the Future Claimants' Representative ("FCR") view this type of merits-based estimation hearing as unnecessary and unduly burdensome. They proffer that an estimation of USG's present and future asbestos liability can be made on the basis of USG's pre-petition settlements and litigation history of asbestos-related personal injury claims and lawsuits. It is similarly distasteful medicine to tort claimants to hear that claims identical to those which



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were either litigated to judgment or settled in the state tort system over the course of many years could be eliminated by an imaginative application of federal procedural rules.

         A third fact looms over this controversy, however. It has been represented to the Court, and financial analyses dehors the record make it appear at least plausible, that USG is insolvent even if one only counts the claims of the very sick or deceased victims of asbestos exposure. As to these claimants, still according to the ACC and FCR, the debtors have no legitimate defense. Debtors, of course, insist that even these claimants should not recover. This much is clear, however -- if this subset of very sick or deceased claimants represents valid claims in excess of the net worth of the debtor, small benefit will be gained for immense cost of litigating the entire universe of claims, including the so-called "unimpaireds."

         The Court is aware that the tension between the positions articulated by the parties concerning the proper mode of valuing the debtors' asbestos liability reveals a fundamental, perhaps the fundamental divide between them. Indeed, the issue may lie at the heart of all asbestos bankruptcies. It is important, therefore, that all understand with perfect clarity the Court's role in relation to this dispute.

         The Court exists to assist the parties in resolving their differences. It does so by providing a framework within which



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the parties can litigate those differences to a Court-imposed result or compromise them based upon the parties' expectation of a predictable outcome. In bankruptcy, where liabilities exceed the assets of the estate, the Court will assist the parties in apportioning the remaining assets among the legitimate claimants. But, if the debtor maintains that its creditors are not legitimate and that, properly analyzed, claims against it do not exceed its assets, the Court must assist as well.(2) The statements in counsels' briefs compel the Court to state the obvious. In an asbestos bankruptcy, the Court will, within the constraints of the law, reject unsubstantiated claims, bogus medical evidence and fanciful theories of causation. The Court will protect those who have been truly harmed.

As stated, this Court can do so only within the context of the law binding upon it and upon the claims before it. It is basic that federal bankruptcy jurisdiction does not oust state law governing claims on a debtor's estate. Raleigh v. Illinois Dep't of Revenue, 530 U.S. 15, 20 (2000) ('basic federal rule' in bankruptcy is that state law governs the substance of claims").


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         (2) Thus the mode selected is ultimately determined by parties. For example, the matter of In re Armstrong World Indus., also pending before this Court, a consensual solution is already well-advanced. In that and other cases, the value of asbestos liability is based upon the private parties' own assessment of that liability, as adjusted by mutual, self-interested compromise. The ultimate result is no less legitimate, however, than one imposed by the Court.

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The Bankruptcy Code only creates a forum for dividing inadequate assets among competing claims; it says nothing about the law under which those claims arise. An unbroken line of authority holds that state law claims remain governed by state law, even after the debtor invokes federal bankruptcy protection.

         This principle defines the extent of the Court's discretion. Matters concerning claims administration, including such issues as proof of claim forms and claims bar dates are governed by the federal Bankruptcy Code and Rules. In these areas the Court has some limited discretion. As to the application of federal or state substantive law to the merits of the claims themselves, the Court has no discretion. With these structural truths in hand, the Court now turns to the application at bar.

         In In re USG Corporation, one sees these general truths played out in detail. The debtors argues that "[t]he vast majority of asbestos personal injury suits filed today are meritless nonmalignant claims of minor pleural plagues diagnosed by dubious methods." USG Brf. at 16. USG contends that its due process rights require that the Court examine the merits of these claims. The debtors contend that the so-called "unimpaired" claimants have no valid claims, that claimants cannot identify an USG product to which they were exposed, that lung cancer claimants have no diagnosis of asbestosis and thus cannot prove that their cancer is caused by asbestos, and that mesothelioma is




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not caused by chrysotile asbestos, the type of asbestos used in USG products.
The debtors believe that success on these defenses would eliminate sufficient claims so that the remaining asbestos claimants could be paid in full, USG Brf. at 36, and, presumably, leave value in the debtors' estates for existing equity holders.

         The ACC responds with weighty arguments. The debtors propose to litigate their defenses in relation to a sample of one percent of claimants, and extrapolate the results over the entire claimant pool to arrive at an estimated total allowed claim. The ACC disputes that one percent of the claimant pool would produce a statistically reliable base for extrapolation, and contends that, in any event, this approach was expressly rejected by the Fifth Circuit as an unconstitutional impairment of the right to a jury. Cimino v. Ravmark Indus., Inc., 151 F.3d 297 (5th Cir. 1998). On the logistical front, the ACC points out that one percent of the debtors' 190,000 claimants is still an unmanageable 1,900 individual litigants, each of whom presumably would insist on exercising the full panoply of discovery and trial rights.

         The ACC maintains that the debtors' proposal to use Daubert hearings and expert panels to attack the medical merits of the tort claims would pervert these devices from their legitimate use. What the debtors are really attempting, the ACC contends, is to re-litigate over a decade's worth of asbestos personal


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injury litigation in the state courts, litigation which USG consistently either lost suffering heavy damage awards, or paid substantial sums to settle. The
ACC suggests that the fact that USG has been paying such large amounts over so a long period of time to resolve its asbestos liability undermines its position that the claims against it now are without merit. At a minimum, they contend, this raises the possibility that, even if Daubert and expert panels properly could be used as debtors suggest, the debtors would lose anyway.


         It has been represented to the Court, however, that USG may well be insolvent even if only those claimants with mesothelioma, lung cancer and other cancers are counted. If this is true, the implications for this application are grave. No one has denied that, were the Court to adopt the debtors' proposed course of substantive estimation, the cost in time and money from the debtors' estates would be substantial. The supermajority requirement of 11 U.S.C. ss. 524(g) grants the tort claimants undeniable power, power that would translate into long, hard fought and expensive litigation over every step of the debtors' plan were it to be put in place by the Court. The Court must be satisfied that there is a real benefit to be gained before it embarks on this course.

         Thus, even assuming the legal merits of the debtors' position, the chance that the legitimate cancer claimants alone


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may represent a liability in excess of the debtors' assets means that any benefit to be gained by adopting the debtors' case management proposal may be illusory. If USG is made insolvent by the cancer claimants alone, existing equity will get nothing under any plan of reorganization. The debtors-in-possession will have no stake, and presumably no interest, in pressing for the elimination of the majority of the claims they now argue are invalid. Any continued objection to a plan of reorganization by them, existing equity or even general unsecured creditors would be subject to cram down under 11 U.S.C. SS. 1129.


         Moreover, it is far more practical to estimate the universe of cancer claimants by themselves than to undergo a merit-based estimation of all of the tort claimants. (3) Unlike for many of the so-called "unimpaireds," pathology reports or autopsy reports will exist to substantiate the harm suffered by the cancer claimants. Doctors' reports will usually be from treating physicians, not from persons engaged in mass screenings, a practice found so objectionable by the debtors. By focusing on those claimants who have indisputably been damaged, the Court need not, at this juncture of the case, delve into the troubled

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         (3) The practical benefits of dealing with the sickest claimants first have been apparent to the courts for many years and have led to the adoption of deferred claims registries in various jurisdictions. See Schuck, The Worst Should Go First: Deferral Registries In Asbestos Litigation, 15 Harv. J.L. & Pub. Pol. 541 (1992). Moreover, legislation has been proposed that embraces this principle.


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and occasionally metaphysical controversy of the so-called "unimpaired" class of claimants.

         The burden on the claimants may be minimized as well. Claim forms submitted pursuant to this Memorandum and Order may serve also as the claim against the 524(g) trust most assume will be established upon confirmation of a plan of reorganization. This will avoid onerous duplication of effort. Many cancer claimants have already filed claim forms in other bankruptcy cases. Potentially, these will serve as a ready source of information for the preparation of claim forms for this case. Upon a finding by the Court that these claims forms are adequate for its purposes, claim forms from other cases may be directly submitted here in lieu of a new form.

         Upon the passing of a cancer-only bar date and processing of the claims submitted, the Court will hold an estimation hearing under 11 U.S.C. ss. 502(c). At this time, debtors will be permitted to present their defenses. The Court will not decide now the precise procedural device with which these defenses will be brought before the Court. Debtors may wish to attack certain medical evidence under Federal Rule of Evidence 702 and Daubert v. Merrell Dow Pharmaceuticals, 509 U.S. 579 (1993). They may wish to move for summary judgment on certain issues on a claims-wide consolidated basis pursuant to Federal Rule of Civil Procedure 42. The parties may be assured that the Court will

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entertain such applications only to the extent they do not interfere with the claimants' constitutional and legal rights as prescribed by law and as set forth at length in their written and oral submissions to the Court.

         To accomplish this end, the Court will make the following provisions. The debtors will, within thirty days of the date of this Memorandum Opinion and Order, submit to the Court a proposed Order creating a claims bar date for all persons with a claim against USG and its affiliates for personal injury arising out of asbestos exposure who can certify as follows:

                  A diagnosis of cancer, which is demonstrated by a medical report of a board-certified internist, pulmonary specialist, oncologist or pathologist showing the diagnosis as a primary cancer, which states to a reasonable degree of medical certainty that the cancer in question is caused by asbestos exposure.

         The proposed order shall provide that those claimants who can certify that they possess a claim based upon the above-listed criteria shall be required to submit a claim form containing the following information:

1.       Identifying Information (Injured Party)

         Name of injured party
         Social Security Number (SSN)
         Gender
         Date of birth
         Mortality status (living, deceased)
         If deceased, Was death asbestos related
         If deceased, date of death
         If living, mailing address
         If claimant has personal representative, state that person's


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                  - name
                  - social security number
                  - Mailing address
                  - Relation to injured party

2.       Counsel Information (Lead counsel only)

         Law firm name
         Attorney name
         Telephone number
         Mailing address

3.       Dependents and/or Beneficiaries Information

         Dependent/Beneficiary name
         Dependent/Beneficiary date of birth
         Dependent/Beneficiary relationship to injured party
         Whether dependent is financially dependent

4.       Alleged Asbestos-Related Injuries & Date of Diagnosis

         Mesothelioma
         Lung Cancer
         Other Cancer
         Required Supporting Documentation
         Death Certificate (if deceased) with cause of death


5.       Required Supporting Documentation

         Certificate of Official Capacity (if claimant has personal representative)
         Medical Record Supporting the Alleged Diagnosis including:
                  physical exam results,
                  pathology reports
                  diagnostic reports

         Statement of diagnosing physician regarding whether whether he/she conducted a physical examination. whether he/she treated the claimant what factors the diagnosing physician relied upon in the diagnosis.


6.       Smoking History

         has the claimant ever smoked cigarettes, cigars, or pipes has claimant ever used chewing tobacco or snuff
         What was the frequency and duration of use

7.       Occupational Exposure to USG Products


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    Date exposure began
    Date exposure ended
    Occupation during exposure
    Description of job duties
    Industry in which exposure occurred
    Description of how USG product was used at the site
    Employer or site owner
    Site of exposure
    Nature of exposure
    USG product exposed to

8.  Exposure to another person who was occupationally exposed

    Date exposure began
    Date exposure ended
    Relationship to source individual
    Nature of exposure
    USG product exposed to

9.  Asbestos Litigation

    Has a lawsuit been filed on behalf of the claimant
    Court where suit originally filed
    Date originally filed
    Verdicts against USG or any co-defendant
    Has the claimant received settlement money from USG; if so, in what amounts Has injured party received settlement money or verdict payments from other defendants (and amounts)

10. Employment Information

    Current employment status
    Amount of last annual wage
    Date of last annual wage

    Upon the bar date, the forms contemplated by this Order shall be submitted to a claims analysis and administration facility. The facility shall be selected by the Court following input from the parties. The facility shall process and analyze the claims to produce workable information to the parties that cannot be impeached for bias and will be in aid of further case


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management initiatives.

    Upon receipt of the debtors' proposed Order, the Court will afford all parties the opportunity to comment upon it. All discovery is stayed until further order of the court.

    IT IS so Ordered this 19th day of February 2003.



                                        /s/ Alfred M. Wolin
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                                        ALFRED M. WOLIN, U.S.D.J.


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